Exhibit 99.1

INPUT/OUTPUT, INC. FEBRUARY 17, 2005 CONFERENCE CALL
PREPARED REMARKS OF ROBERT P. PEEBLER,
PRESIDENT AND CHIEF EXECUTIVE OFFICER
AND
J. MICHAEL KIRKSEY,
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

     Moderator: Thank you, operator. Good morning and welcome to the Input/Output Conference Call. We appreciate your joining us today. Your hosts today are Bob Peebler, President and Chief Executive Officer, and Mike Kirksey, Executive Vice President and Chief Financial Officer. Before I turn the call over to management, I have a few items to go over. If you would like to be on an email distribution or fax list to receive future news releases or experience a technical problem and didn’t receive yours yesterday, please call DRG&E and provide us with that information. That number is 713-529-6600. If you would like to listen to a replay of today’s call, it is available via webcast by going to the Investor Relations section of the Company’s website at www.i-o.com or via a recorded instant replay until February 24th. To use the replay feature, call area code 303-590-3000 and use the pass code 11022816.

     Information reported on this call speaks only as of today, February 17, 2005, and therefore you are advised that time-sensitive information may no longer be accurate as of the time of any replay. Before we begin, let me remind you that certain statements made by management during this call may constitute forward-

looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the company’s expected future financial positions, segment sales, results of operations, cash flows, funds from operations, financing plans, gross margins, business strategy, budgets, projected costs and expenses, capital expenditures, competitive position, product offerings, technology developments, access to capital and growth opportunities are forward-looking statements. These forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company’s actual results or performance to materially differ from any future results or performance expressed or implied by those statements.

     These risks and uncertainties include the risk factors disclosed by the company from time to time in its filings with the SEC, including in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. Furthermore, as we start this call, please also refer to the statement regarding forward-looking statements incorporated in our press release issued yesterday and please note that the contents of our conference call this morning are covered by these statements.

     I would like to turn the call over now to Bob Peebler

     Bob Peebler:

     Good morning and thank you for joining us.

     The Agenda this morning will include:

Þ Review of where we are against our goals and our path forward

Þ Review of the fourth quarter and 2004 financial results

Þ A look forward at current 2005 expectations

— followed by —

Þ A Question & Answer Period

     Mike will later be covering the details of the numbers related to the past quarter and for all of 2004, but I would first like to give you my analysis of our business compared to our short term goals and longer term strategic objectives.

     As you know, Q4 fell well below our guidance and our own internal forecasts, mainly due to two GXT data sales that didn’t close and represented approximately $10 million in revenues and 10 cents a share. We also had $5 million of VibroSeis truck sales in our Land business unit representing another 2 cents a share that was delayed, the majority of which closed in January. The combined impact of the data library and VibroSeis delay was $15 million and approximately 12 cents/share. If they would have closed as forecast, that would have put us comfortably in both the revenues and earnings range that we originally provided. However, I would like to comment that even if we would have made our numbers, I would have not been satisfied with our results, primarily due to the balance of revenues at GXT and the slower than expected sales of System Four in our land group. I will now dig a bit deeper into these issues and what we are doing to improve the situation going into 2005.

     I will start with our Imaging Systems group and our Full Wave leadership goals. The positive highlights of the Image System Group included a record year at our Sensor Division, solid performance in our Marine group including the VectorSeis Ocean sale, strong Digi product-line performance, and Concept Systems delivering as we expected when we acquired them.

     On the disappointing side, even though our VectorSeis System sales year over year grew by 55%, ending at $31 million, we fell short of our goal of $40 million for the year. The short fall was in our Land VectorSeis System sales, and even though we had a significant number of opportunities throughout the year, it has taken longer to close those opportunities than expected. Some of this problem can be attributed to a conservative industry with long adoption cycles. For example, our Apache alliance resulted in two significant surveys being shot in Canada last winter with processing and interpretation being conducted during most of the summer and into the fall. They only recently completed three successful wells, which demonstrate that the full cycle time can take a year or more. Even with these long cycle times, we need to improve business development results, and recently we made some changes aimed at improving our capabilities to manage large complex sales, including bringing in a new VP of Business Development. We are now making adjustments throughout the organization as needed to sharpen our capabilities, and keep pace with the market, particularly re-enforcing our pull through strategy via oil companies. I believe our issues are more related to finding ways via marketing and business development to speed-up diffusion, than anything inherent in the market, which I will now speak to.

     One issue in this early stage of market development is measuring the diffusion of the technology into the marketplace. Counting system sales is only one indicator, and tends to lag market uptake since each system sold takes a while to get fully loaded before the contractor needs to buy an additional system. Contractors are still generally short on capital and a bit “gun shy” in purchasing new technology, and therefore their tendency is to not add any additional capacity until they are certain of strong backlog. To a certain extent it’s the old chicken and egg problem of jump-starting new technology. To help better understand the Full Wave market, we are now tracking additional metrics that gives us a much better handle on how full wave is being accepted. Let me give you a few interesting and positive statistics:

•	We now have eight contractors with VectorSeis capabilities, compared to one at the beginning of 2003. The majority of the contractors are international, including Russian, Chinese, Polish, and Canadian.

•	We estimate that two years ago, in 2003, oil companies spent approximately $7 million on Full Wave Surveys. This number increased to approximately $38 million in 2004, a 5X increase year over year.

•	There has been an estimated 70% increase in the total number of Full Wave surveys between 2003 and 2004, and within those numbers, the number of 3D surveys have increased by a factor of 4, which is the reason for the accelerating increase in total dollars/survey.

•	Measuring total Full Wave expenditures for 2004, oil companies in Russia were #1, followed by North America and then China.

•	Over the last two years, 38 oil companies have acquired Full Wave surveys and of the 38, 18 were new to the Full Wave scene in 2004, and 11 who had full wave surveys in 2003 repeated surveys in 2004.

•	We estimate that approximately 70% of the Full Wave surveys over the last two years were done with I/O VectorSeis Systems.

     This data supports our belief that we are in the early adopter stages of Full Wave technology and the technology up-take is accelerating as the industry develops a better understanding of the measurement, and how to better process and interpret the Full Wave data. Related to moving the ball forward in the area of better technical understanding, I would also like to outline several places we have made fundamental progress:

•	We now have a much better realization of the value proposition for Full Wave that leads with a much improved Pressure-wave that includes new state-of-the art signal processing, called Vector Filtering, that has been worked on by our technical teams over the last several months.

•	We have also made substantial progress in leveraging the technical horsepower of GXT, supporting the development of our internal capability for processing Full Wave data. We have a goal of being in full production by year-

end and striving for Full Wave processing leadership over the next couple of years. We are also exploring how/when we can best be involved in assuring the industry also has state-of-art Full Wave interpretation tools.

•	We are working on many fronts to educate clients on the value of Full Wave, both Marine and Land, including more productive operations related to point receiver recording, a theme for us at the last SEG for the ones of you who attended.

•	We enter 2005 having resolved substantially all the start-up issues we had with System Four that nagged us through the last half of 2004. The exclamation point for our land Full Wave capabilities is the ongoing BGP/Sinopec project that has approximately 15,000 live channels, which we believe is a record. Most importantly the job is going well in tough environmental conditions.

•	We are involved with another Apache-like deal with TNK/BP, where our technical cooperation is focused on demonstrating the value of Full Wave to them and has already resulted in a System Four A/C sale in support of this project.

     In summary, we were disappointed that we had a slower than expected finish with VectorSeis land sales, but enter 2005 with a growing full-wave market.

     We expect that the combination of growing interest by oil companies, improved System Four operational performance, and improved business development practices will help us convert more opportunities into sales during 2005, particularly during the second half of 2005 with a goal of $45 million of VectorSeis System sales for the year.

On the marine side of the ISG business, as already mentioned, we delivered our first commercial VectorSeis Ocean system to our launch partner, RXT. The system was put into operation last fall, and unfortunately we had some initial teething problems getting the system fully functional. However, the data quality has been excellent, and, when the system began to perform as designed, the operational efficiency exceeded expectations. As with any new complex system introduction, the things you least expect are often the ones that cause you the most problems. In early December, we thought we had most of the main start-up issues behind us, and were encouraged with exceptional productivity on the last phases of a shoot. Since then, RXT moved onto an even larger shoot, but we had a new issue crop-up on January 1st related to our battery management system. The issue has been solved in the short term and we intend to upgrade the battery system over the next couple of months. In the meantime, it appears we have a reasonably stable operation and the crew is achieving solid production numbers. We will continue to provide service and support to the project and upgrade the system as necessary. In our conversations with both RXT and oil companies, we see a growing interest in VectorSeis Ocean, with good indications of a backlog of business that can be built by RXT.

Moving on to GXT, our original revenue and earnings expectations have not yet been achieved. We believe GXT has a great set of technology and people, and has a good base of business with a strong brand. The short term issues we are experiencing generally are related to three things:

1.	As with all acquisitions, the GXT management team was forced to spend a lot of their time on non-business matters during the nine months involved in selling the company. This, combined with the fact that they had experienced rapid growth in a changing market, has created growing pains. GXT management is now focused solely on the business and are getting things back in order, but they have work to do over the next few months.

2.	GXT’s U.S. Gulf of Mexico processing business was slower than expected in 2004, particularly in light of the expected run-up of activity related to the future lease sales in deep water. What has happened so far is new seismic shoots rather than reprocessing old data. Companies also seem to be jockeying around with their portfolios and how they want to play in the GOM, which has resulted in delay for some opportunities. GXT has not seen the level of activity that they expected in the GOM, but the good news is they are starting to see an increase in their prospects, and their backlog in Q1 compared to Q4 2004 should more than double if they close the business they expect this quarter. So, things are starting to improve.

3.	GXT’s Integrated Seismic Service business was slowed by international permitting issues that have pushed some of this business from 2004 to this year. Some of the projects they expected to be kicked off in the second half of 2004 have moved into 2005. The wide range in our annual guidance is an indicator of the uncertainties of timing for these projects. The lower end of our range is partially driven by the possibility of further slippage of some of these multi-client projects.

These three factors contributed to GXT being too dependent on closing data library sales in the fourth quarter of 2004. Even though GXT has a significant list of opportunities, it’s difficult to predict exactly when data library sales will close since they are mainly viewed as discretionary operating expenses by most oil companies. The unexpected last minute cancellation on a large GXT data library sale adversely affected our 2004 results.

In summary, the key strategies to get GXT back to expected performance levels are:

1.) Increase the breadth of GXT’s proprietary processing business, including opening two new international centers in Latin America and West Africa this year,

2.) Broaden GXT’s client base for processing in the GOM and grow the land business, and

3.) Launch multi-client projects as planned this year. Accomplishing these three objectives should bring better balance to GXT’s portfolio and should help to put them back on track. In summary, related to GXT, I’m still confident that the addition of GXT to our portfolio is mission critical to our strategy and they have a bright future ahead. They may continue to struggle a bit through this quarter, but with their growing prospects, we should start seeing real progress in Q2 and beyond.

     I’ve been dwelling on many of our short-term challenges, but it’s also important to note that we have made significant progress in 2004 on many fronts. I would like to highlight a few of them:

•	During 2003, we had a weak balance sheet and the company was burning cash each quarter. Our cash flow and capital transactions over the last year, including our recent capital infusion, have given us the financial strength and working capital to support our anticipated growth plans, and navigate through the uncertainties that are inherent in our business at this stage of technology introduction.

•	We acquired GXT and Concept Systems, which are critical foundation pieces to our future plans. We have already begun cross-company technology integration that we believe will have a positive impact on our future offerings, starting in 2006.

•	We launched two product platforms that allow us to offer full-wave imaging in both the land and marine environments, and to support our dual goals of improved images with much higher productive field systems. Considering the complexity of these systems, we have made considerable progress in the early introduction phases.

•	We have energized the oil and gas customer base with our full wave story and we believe that we are starting to gain leadership mind-share, which is an important part of our brand building going forward.

•	We have improved our financial performance year over year, going from significant losses and negative cashflows in 2003 to a slight profit when the old Russian receivable write-down is excluded, and significant EBITDA growth.

•	We also have seen improved critical performance indicators, such as gross margins, which have moved from the teens in 2003 to around 30% for 2004. This is a big improvement that has been driven by our focus on new products, improving manufacturing costs, and raising prices. The good news is we still have much more room for continued improvement.

     I will now turn the call over to Mike who will give much more detail on our results for quarter 4 and the full year.

•	Results of Q4 and 2004

     As Bob mentioned, we are disappointed with Q4 and our inability to close a few deals at the end of the quarter that would have had a significant impact on our results. As outlined in our press release, a very few large sales contracts made the difference in our results.

     As a result, revenues were lower than expected at $67.8 million. With this mix of revenues, gross margins were 30% compared to 25% last year. Margins in our Land Imaging division were 35% in the fourth quarter compared to 23% in Q4 2003. Our Marine Imaging division had margins of 43% compared to 39% in 2003. Margins were up handsomely in all our traditional product business. GXT had revenues of $21.3 million and lost $2.7 million at the operating income line as a result of the two data library sales not materializing in Q4. Within our Land

Imaging division, our Sensor geophone business continues to enjoy a robust analog geophone market, with Q4 revenues up 124% from 2003 Q4. Our Marine business is reflecting the start of a tightening in the marine Seismic market. Our Marine revenues were up 28% from 2003 fourth quarter without any VectorSeis Ocean sales in Q4.

     We recognized a gain of approximately $450,000 on the transaction involving our MEM’s business with the Swiss company Colibrys that was closed and announced December 17, 2004. Offsetting this gain in Q4 are one-time charges of approximately $1 million, primarily consisting of Sarbanes-Oxley compliance of $500,000 and other costs related to VectorSeis Ocean. Interest expense was at normal levels.

•	Full Year 2004

     We gave many details in the press release covering 2004. When you step back and look at the past year, 2004 was a large step forward for I/O. Revenues excluding acquisitions grew 25%. Margins improved dramatically as new products, cost reduction and outsourcing all contributed. System Four AC, System Four VectorSeis and VectorSeis Ocean together had approximately $54 million in sales. EBITDA was $27.4 million ($32.6 million if you exclude the Yukos write off) compared to negative $9.2 million in 2003. Without the impact of the Russian receivable write-off, I/O earned 3 cents per share in 2004 compared to a loss of 45 cents in the prior year.

     Capex for 2004 was $5.0 million. We ended the year with $109 million in working capital.

     During Q4, as we finalized our planning process, we looked at the various operating scenarios in Q4, 2005 and beyond. When we considered the various moving parts including working capital needs (both short and long term), technology adoption variables, R&D opportunities, and market trends to name a few, the result was the determination that an additional amount of capital would be needed to support short-term growth, working capital needs and support various longer term strategic scenarios. We believe our recent $30 million capital transaction accomplishes all of those objectives. We considered various alternatives including term debt, revolvers and stock. Because of the covenants and restrictions of the various debt forms available to us, when considered in context of the variables in our strategy, we concluded the convertible preferred was the best option for I/O. We wanted a structure and investor that reflected our belief in the long-term strategy of I/O and what we are trying to achieve. Over the past several months, Fletcher Asset Management has performed normal investor due diligence, meeting the management team and reviewing publicly available information and concluded I/O was an opportunity they wanted to invest in.

     Fletcher has invested in the oil and gas industry several times and understands our strategy. Over the past two months we have come to appreciate their long-term investment view and their desire to help growth companies execute their growth plans. We believe the company is now well positioned to execute on our long-term strategies as well as take advantage of opportunities that might present themselves to enhance such strategies.

     Now turning to 2005. We expect revenues to range between $320 and $365 million as stated in the press release. The key variables in this $45 million range are new product adoption of System Four AC and VectorSeis Systems, VectorSeis Ocean sales, multi-client and data library sales at GXT. We are estimating total System Four sales to range between $50 and $70 million in 2005. VectorSeis Ocean is a large system with revenues typically between $10-$20 million for each system. For 2005, the high end of the range assumes two VSO system sales and the low-end assumes one system sale. Because of lead times, any sales of VSO in 2005 will most likely occur during the second half of the year. Data library sales have proven more difficult to predict than we expected. Our 2005 revenue estimations include a $15 million swing between the high and low end of the range related to data library and multi-client revenues. The combination of these 3 large revenue sources explain why we have an estimated $45 million range in our revenue forecast.

     We are estimating gross margins for the full year to be in the low 30’s. Since the revenues will most likely be skewed toward the last half of the year, gross margins should be expected to improve as the year progresses.

     Normal operating expenses should continue in the low $20 million range each quarter as the company continues its marketing sales and R & D efforts surrounding full-wave.

     The convertible preferred issuance will add about $375k per quarter as the preferred dividend is paid. Estimated taxes for the year are $1-2 million, as the company has NOL’s in the U.S.

     On another matter, The company is planning an analyst day in New York on May 10 at the New York Palace Hotel. Invitations and more details will follow in the next couple of weeks.

     We invite all of you to join us in New York as we will try to provide you with some new insight into our technology and operations.

     We would like to thank you for taking the time to attend this conference call and look forward to speaking again next quarter.

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